EXHIBIT 99.1

Coffey Named Officer At MGP Ingredients

ATCHISON, Kan., Oct. 17, 2008 (GLOBE NEWSWIRE) -- The Board of Directors of MGP Ingredients, Inc. (Nasdaq:MGPI) has approved the appointment of Don Coffey, Ph.D., as an officer of the company effective immediately. Dr. Coffey serves as executive vice president of MGPI's ingredient solutions business segment.

"Since joining MGPI 15 months ago, Don has demonstrated exceptional vision, business acumen and enthusiasm," said Tim Newkirk, president and chief executive officer. "His strong leadership and bias for action have enabled us to accelerate critical initiatives in our research and commercialization activities. Don's strong technology background and general management skills are essential to implementing our ingredient strategy of developing innovation-based partnerships with our customers. I also look forward to his continued strong contributions in this business segment and on our executive leadership team."

Dr. Coffey joined MGPI in July 2007 as vice president of innovation. He was promoted to his current position in June of this year. Dr. Coffey stated: "I am honored to assume the leadership of the ingredients business at MGPI. This business is entering an exciting time in its history. Over the last three years, the MGPI team has laid the groundwork for helping its global customers grow. I look forward to building on the strong customer and technology focus that MGPI has developed over the last many years and driving this business forward."

Prior to coming to MGPI, Dr. Coffey spent most of his professional career with the Dow Chemical Co. in Midland, Mich. and Piscataway, N.J. For 12 years beginning in 1985, he worked in the commercial and research operations of the METHOCEL business, a global business unit within Dow's Specialty Chemical Group that manufactures cellulose derivatives for a wide variety of food and non-food applications.

For three years after joining Dow's METHOCEL business, Dr. Coffey served as project leader of technical service and development. He was made research leader of technical service and development in 1988 and promoted to business manager of Dow Food Stabilizers for North America in 1994. In this role, Dr. Coffey built and led a business focusing on the food industry and emphasizing technical sales and service in responding to customer needs. His accomplishments in this capacity led to his promotion to general manager of Dow Food Stabilizers with responsibilities for global sales, marketing and research in 1998.

Dr. Coffey received his bachelor of science degree in food science from the University of Massachusetts in 1976 and his master's degree in food science from that same university in 1979. He was awarded his Ph.D. degree in food science from Michigan State University in 1985.

CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          913-367-1480